Exhibit 2.3

Description of Rights of Each Class of Securities

Registered Under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), with twenty (20) ADSs representing one common share of DoubleDown Interactive Co., Ltd. (the “Company,” “we,” “our,” or “us”), are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of ADSs. Common shares underlying the ADSs are held by a custodian, Korea Securities Depository, and holders of ADSs will not be treated as holders of common shares.

Description of Common Shares

The following is a summary of material provisions of our currently effective Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), as well as the Commercial Act of Korea (the “Commercial Act”) insofar as they relate to the material terms of our common shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Articles of Incorporation, which is set forth on Exhibit 3.1 to our registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2020.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each common share has par value of KRW ~~W~~10,000 per share. The number of common shares that have been issued as of the last day of the financial year ended December 31, 2020 is provided on the cover of our annual report on Form 20-F filed with the SEC on April 30, 2021 (the “2020 Form 20-F”). Our common shares are issued in registered form, and are issued when registered in our shareholders’ register. We do not have any bearer shares.

Transfer of shares

Under the Commercial Act, the transfer of shares is effected by the delivery of share certificates. Our shares are registered electronically pursuant to such Act and we have not issued definitive share certificates. Under the Act on Electronic Registration of Stocks, Bonds, Etc. of Korea, the transfer of shares is effected by electronic registration of such transfer. However, to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. For this purpose, a shareholder is required to file his name, address and seal with our transfer agent. A non-Korean shareholder may file a specimen signature in place of a seal, unless he is a citizen of a country with a sealing system similar to that of Korea. In addition, a non-resident shareholder must appoint an agent authorized to receive notices on his behalf in Korea and file a mailing address in Korea.

The above requirements do not apply to the holders of ADSs.

Under current Korean regulations, the Korea Securities Depository, foreign exchange banks (including domestic branches of foreign banks), financial investment companies with a brokerage, dealing, or collective investment license, and internationally recognized custodians may act as agents and provide related services for foreign shareholders. Certain foreign exchange controls and securities regulations apply to the transfer of shares by non-residents or non-Koreans.

Preemptive Rights (Item 9.A.3 of Form 20-F)

We may issue authorized but unissued shares at the times and, unless otherwise provided in the Commercial Act, on such terms as our board of directors may determine. We must offer new shares on uniform terms to all shareholders with preemptive rights who are listed on our shareholders’ register as of the relevant record date.

Notwithstanding the foregoing, we may issue new shares to those other than the shareholders by the resolution of the board of directors under the following circumstances:

•

when issuing new shares to increase our capital through a public offering to the extent not exceeding 50% of our total number of issued and outstanding shares pursuant to Article 165-6 of the Financial Investment Services and Capital Markets Act of Korea (“FSCMA”);

•	when preferentially allocating new shares to members of the Employees Share Ownership Association to the extent not exceeding 20% of our total number of issued and outstanding shares;

•	when issuing new shares as a result of the exercise of stock options pursuant to Article 340 of the Commercial Act;

•

when issuing new shares for the purpose of the foreign investment made under the Foreign Investment Promotion Act of Korea (as deemed necessary for the management purposes) to the extend not exceeding 20% of our total number of issued and outstanding shares;

•

when issuing new shares to the extent not exceeding 20% of our total number of issued and outstanding shares to a new technology venture capitalist and new technology venture investment association pursuant to the Specialized Credit Finance Business Act of Korea and to an investment company for the establishment of small and medium enterprise and a small and medium enterprise establishment investment association pursuant to the Support for Small and Medium Enterprise Establishment Act of Korea;

•

when allocating new shares to another company to the extent not exceeding 20% of our total number of issued and outstanding shares for a strategic partnership, such as through the introduction of high technology, business diversification, overseas expansion, and fundraising;

•

when necessary to achieve our business objectives, such as an introduction of new technology, improvement of financial structure, new market development, and strategic partnership pursuant to a proviso of Article 418(2) of the Commercial Act to the extent not exceeding 50% of our total number of issued and outstanding shares;

•

when issuing new shares to financial institutions or institutional investors, domestic and/or international, to the extent not exceeding 20% of our total number of issued and outstanding shares for managerial purposes including, without limitation, raising emergency funds; or

•	when offering new shares to the public or having an underwriter subscribe for shares in such public offering in order to have our shares listed on a stock exchange.

Under the Articles of Incorporation, we may issue convertible bonds up to an aggregate principal amount not exceeding 300 billion Korean Won to persons other than the existing shareholders pursuant to a resolution of the board of directors. Notwithstanding the foregoing, our issuance of convertible bonds to persons other than existing shareholders is limited to the following events:

•	the issuance of convertible bonds through a general public offering;

•	the issuance of convertible bonds to financial institutions or institutional investors, domestic or international, for the purpose of raising emergency funds; or

•

the issuance of convertible bonds to another party for the introduction of technology, research and development, production and sales, and capital alliances which are important in our business operations.

Under the Articles of Incorporation, we may issue bonds with warrants up to an aggregate principal amount not exceeding 200 billion Korean Won to persons other than the existing shareholders pursuant to a resolution of the board of directors. Notwithstanding the foregoing, our issuance of the bonds with warrants to persons other than existing shareholders is limited to the following events:

•	the issuance of bonds with warrants through a general public offering;

•	the issuance of bonds with warrants to financial institutions or institutional investors, domestic or international, for the purpose of raising emergency funds; or

•

the issuance of bonds with warrants to another party for the introduction of technology, research and development, production and sales, and capital alliances which are important in our business operations.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Common Shares (Item 10.B.3 of Form 20-F)

Dividends

If and when our board of directors declares dividends, we will distribute the dividends to our shareholders in proportion to the number of shares owned by each shareholder. The common shares represented by the ADSs have the same dividend rights as other outstanding common shares. There is no guarantee that our board will declare a dividend at any time and it has no obligation to do so.

We may declare dividends annually at the annual general meeting of shareholders which is held within three months after the end of the fiscal year. If declared, we will pay the dividend shortly after the annual general meeting to the shareholders of record as of the end of the preceding fiscal year. In addition to annual dividends, we may declare semi-annual dividends pursuant to the resolution of the board of directors each fiscal year to the eligible shareholders recorded as of the relevant record date of the relevant fiscal year. We may distribute dividend in cash or shares. However, a dividend in shares must be distributed at par value and may not exceed one-half of the annual dividends declared each fiscal year in the aggregate. We have no obligation to pay any dividend unclaimed for five years from the payment date.

Under the Commercial Act, we may pay dividends only to the extent the net assets amount in our balance sheets exceeds the sum of the following: (i) our stated capital, (ii) the total amount of our capital surplus reserve and earned surplus reserve accumulated up to the end of the relevant fiscal year, (iii) the legal reserve to be set aside for the annual dividends, and (iv) unrealized profits determined pursuant to the relevant provisions of the Presidential Decree to the Commercial Act. We may not pay dividends unless we have set aside as earned surplus reserve an amount equal to at least 10% of the cash portion of dividends for the relevant fiscal year or unless we have accumulated earned surplus reserve of not less than one-half of our stated capital. We may not use the legal reserve to pay cash dividends but we may transfer amounts from the legal reserve to capital stock or use the legal reserve to reduce an accumulated deficit.

Distribution of free shares

In addition to paying dividends in shares out of our retained or current earnings, we may also distribute to our shareholders an amount transferred from our capital surplus or legal reserve to our stated capital in the form of free shares. We must distribute such free shares to all our shareholders in proportion to their existing shareholdings.

Voting rights

Our shareholders are entitled to one vote for each share. However, shares held by us (i.e., treasury shares) or by any corporate entity in which we directly or indirectly hold equity interests greater than 10% of the total equity interests do not have voting rights. Unless the Articles of Incorporation explicitly state otherwise, the Commercial Act permits cumulative voting pursuant to which each common share entitles the shareholder thereof to multiple voting rights equal to the number of directors to be elected at such time. A shareholder may exercise all voting rights with respect to his or her shares cumulatively to elect one director. However, the Articles of Incorporation prohibit cumulative voting.

Our shareholders may adopt resolutions at a general meeting of shareholders, where a quorum is present, by an affirmative majority vote of the voting shares present or represented at the meeting. However, under the Commercial Act and the Articles of Incorporation, the following matters, among others, require a special resolution and approval by the shareholders of at least two-thirds of the voting shares present or represented at a meeting, where the affirmative votes also represent at least one-third of our total voting shares then issued and outstanding:

•	amending the Articles of Incorporation;

•	removing a director;

•	effecting any dissolution, merger, or consolidation of us;

•	transferring the whole or any significant part of our business;

•	acquisition of all or a part of the business of any other company that may have a material impact on our business; or

•

issuing any new shares at a price lower than their par value. Our shareholders may exercise their voting rights by proxy. Under the Articles of Incorporation, the person exercising the proxy does not have to be a shareholder. A person with a proxy must present a document evidencing its power of attorney in order to exercise voting rights.

Holders of ADSs will exercise their voting rights through the ADS depository. Subject to the provisions of the deposit agreement, the holders of ADSs will be entitled to instruct the depository how to vote the common shares underlying their ADSs.

Rights of dissenting shareholders

In some limited circumstances, including the transfer of all or any significant part of our business and our merger or consolidation with another company, dissenting shareholders have the right to require us to purchase their shares. In order for a dissenting shareholder to be entitled to such right, the common shares must have been acquired before the relevant resolution of the board of directors was disclosed to the public or the legal action resulting in the acquisition of the shares must have been taken no later than the date immediately following the date on which the resolution was disclosed. To exercise this right, the dissenting shareholders must submit to us a written notice of their intention to dissent before the applicable general meeting of shareholders. Within 20 days after the relevant resolution is passed, the dissenting shareholders must request us in writing to purchase their shares. We are obligated to purchase the shares of the dissenting shareholders within two months of the expiration of the applicable exercise period. The purchase price for the shares is required to be determined through negotiations between the dissenting shareholders and us. If an agreement is not attained within 30 days of the expiration of the applicable exercise period, we or the dissenting shareholder requesting the purchase of shares may request the court to determine the purchase price.

Holders of ADSs will not be able to exercise dissenter’s rights unless they withdraw the underlying common shares and become our direct shareholders.

Register of shareholders and record dates

Our transfer agent, Korea Securities Depository, maintains the registry of our shareholders at its office in Seoul, Korea. It records and registers transfers of our shares on the registry of shareholders.

The record date for annual dividends is December 31 of the applicable fiscal year. For the purpose of determining shareholders entitled to annual dividends, the registry of shareholders is closed for the period from January 1 to January 31 of the following fiscal year. Further, for the purpose of determining shareholders entitled to any other rights pertaining to the shares, we may, on at least two weeks’ public notice, set a record date and/or close the registry of shareholders for not more than three months. The trading of shares may continue while the registry of shareholders is closed.

Acquisition of shares

Under the Commercial Act, we may acquire our own shares through (i) purchases on a stock exchange or (ii) purchase of the shares in proportion to the number of shares held by each shareholder on equal terms and conditions, by a resolution of the shareholders at a general meeting of shareholders. The aggregate amount of the acquisition price shall not exceed the excess of our net assets, on a non-consolidated basis, over the sum of (w) our stated capital, (x) the total amount of our capital surplus reserve and earned surplus reserve which have accumulated up to the end of the previous fiscal year, (y) our earned surplus required to be accumulated for the then current fiscal year, and (z) our net assets stated in the balance sheet as being increased as a result of the evaluation of the assets and liabilities in accordance with our accounting principles without being set off against any unrealized losses.

In addition, under the Commercial Act, we may not acquire our own shares if our net assets may fall short of the aggregate amount of the items (w) to (z) above, on a non-consolidated basis, as of the conclusion of the relevant business year of us. In general, our subsidiaries (of whose shares more than 50% are owned by us) may not acquire our shares.

Liquidation rights

In the event of our liquidation, after payment of all debts, liquidation expenses, and taxes, our remaining assets will be distributed among shareholders in proportion to their shareholdings.

Restrictions applicable to shares

Certificates evidencing common shares of Korean companies must be kept in custody with an eligible custodian in Korea. Only foreign exchange banks, investment dealers or brokers (which may include a Korean securities company and a non-Korean securities company’s branch office in Korea), the Korea Securities Depository, asset management companies, and internationally recognized custodians are eligible to act as a custodian of such shares for a non-resident or foreign investor. A custodian acting for a non-resident or foreign investor must deposit the shares with the Korea Securities Depository. However, a foreign investor may be exempted from such deposit requirement with the approval of the Governor of the Financial Supervisory Service (the “Governor”) in circumstances where its compliance with such requirement is impracticable, including cases where such compliance would contravene the laws of its home country.

A foreign investor may appoint one or more standing proxies from among the Korea Securities Depository, foreign exchange banks, investment dealers or brokers (which may include Korean securities companies and Korean branch offices of non-Korean securities companies), asset management companies, and internationally recognized foreign custodians. Generally, a foreign investor may not allow any person, other than its standing proxy, to exercise any rights associated with its shares or perform any tasks related to such shares on its behalf. However, a foreign investor may be exempted from complying with these standing proxy rules with the approval of the Governor in circumstances where such compliance is impracticable, including cases where such compliance would contravene the laws of its home country.

No governmental approval is required for a foreign investor to receive any dividends or sales proceeds in Korean Won of any shares in a Korean company which are to be paid, received, and retained in Korea. Such dividends or sales proceeds received by such foreign investor may be deposited in a Korean Won account established with such investor’s investment dealer or investment broker or its Korean Won account established with a foreign exchange bank. Funds in such foreign investor’s Korean Won account may be transferred to its foreign currency account in Korea or withdrawn for investing in shares in any Korean company (including the Company) and other limited purposes.

Investment dealers and investment brokers are allowed to open foreign currency accounts with foreign exchange banks exclusively for accommodating foreign investors’ stock investments in Korea. Through these accounts, investment dealers and investment brokers may enter into foreign exchange transactions on a limited basis, such as conversion of foreign currency funds and Korean Won funds, either as a counterparty to or on behalf of foreign investors, without the investors having to open their own accounts with foreign exchange banks.

Requirements to Change the Rights of Holders of ADSs (Item 10.B.4 of Form 20-F)

We may agree with the depositary bank to modify the deposit agreement at any time without the consent of the ADS holders. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of ADS holders’ substantial rights under the deposit agreement. We will not consider to be materially prejudicial to ADS holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

ADS holders will be bound by the modifications to the deposit agreement if ADS holders continue to hold the ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent the ADS holders from withdrawing the common shares represented by the ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, ADS holders’ rights under the deposit agreement will be unaffected.

Limitations on the Rights to Own ADSs and Common Shares (Item 10.B.6 of Form 20-F)

Restrictions applicable to ADSs

No Korean governmental approval is necessary for the sale and purchase of ADSs in the secondary market outside Korea or for the withdrawal of shares underlying ADSs. Persons who have acquired shares as a result of the withdrawal of shares underlying the ADSs may exercise their preemptive rights for any newly issued shares of ours and participate in free distributions and receive dividends on shares without any further governmental approval. In addition, we are required to file a securities registration statement with the Financial Services Commission and such securities registration statement has to become effective pursuant to the FSCMA in order for us to issue shares represented by ADSs, except in certain limited circumstances.

Certificates evidencing common shares of Korean companies must be kept in custody with an eligible custodian in Korea. Only foreign exchange banks, investment dealers or brokers (which may include a Korean securities company and a non-Korean securities company’s branch office in Korea), the Korea Securities Depository, asset management companies, and internationally recognized custodians are eligible to act as a custodian of such shares for a non-resident or foreign investor. A custodian acting for a non-resident or foreign investor must deposit the shares with the Korea Securities Depository. However, a foreign investor may be exempted from such deposit requirement with the approval of the Governor in circumstances where its compliance with such requirement is impracticable, including cases where such compliance would contravene the laws of its home country.

A foreign investor may appoint one or more standing proxies from among the Korea Securities Depository, foreign exchange banks, investment dealers or brokers (which may include Korean securities companies and Korean branch offices of non-Korean securities companies), asset management companies, and internationally recognized foreign custodians. Generally, a foreign investor may not allow any person, other than its standing proxy, to exercise any rights associated with its shares or perform any tasks related to such shares on its behalf. However, a foreign investor may be exempted from complying with these standing proxy rules with the approval of the Governor in circumstances where such compliance is impracticable, including cases where such compliance would contravene the laws of its home country.

No governmental approval is required for a foreign investor to receive any dividends or sales proceeds in Korean Won of any shares in a Korean company which are to be paid, received, and retained in Korea. Such dividends or sales proceeds received by such foreign investor may be deposited in a Korean Won account established with such investor’s investment dealer or investment broker or its Korean Won account established with a foreign exchange bank. Funds in such foreign investor’s Korean Won account may be transferred to its foreign currency account in Korea or withdrawn for investing in shares in any Korean company (including the Company) and other limited purposes.

Investment dealers and investment brokers are allowed to open foreign currency accounts with foreign exchange banks exclusively for accommodating foreign investors’ stock investments in Korea. Through these accounts, investment dealers and investment brokers may enter into foreign exchange transactions on a limited basis, such as conversion of foreign currency funds and Korean Won funds, either as a counterparty to or on behalf of foreign investors, without the investors having to open their own accounts with foreign exchange banks.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Under the Articles of Incorporation, there exists no provision which may delay or prevent a change in control of us (that is triggered only in the event of a merger, acquisition, or corporate restructuring).

Ownership Threshold (Item 10.B.8 of Form 20-F)

Under the Articles of Incorporation, there exists no provision which requires disclosure of ownership above a certain threshold.

Reporting requirements for holders of substantial interests

In the case of an investment in the amount of ~~W~~100 million or more, (i) an investment by a foreign investor in 10% or more of the outstanding shares with voting rights of a Korean company or (ii) an acquisition by a foreign investor holding shares of a Korean company of a right to nominate or appoint a director or a senior officer of such company constitutes a foreign direct investment for purposes of the Foreign Investment Promotion Act of Korea. Generally, under the Foreign Investment Promotion Act of Korea, such foreign direct investment must be reported to a foreign exchange bank or Korea Trade-Investment Promotion Agency designated by the Ministry of Trade, Industry and Energy prior to such investment. The acquisition of shares in a Korean company by a foreign investor may also be subject to certain foreign or other shareholding restrictions in the event that the restrictions are prescribed in a specific law that regulates the business of the Korean company. Changes in ownership of shares of a Korean company by a foreign direct investor are subject to reporting requirements.

Differences between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Please see discussions regarding the Commercial Act contained elsewhere in this description and the 2020 Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

Under the Articles of Incorporation, there exists no provision that governs the change in capital that is more stringent than required by the applicable laws in Korea.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Citibank, N.A., as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Twenty ADSs represent one common share (or a right to receive one common share) deposited with Korea Securities Depository, as custodian for the depositary in Korea. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 388 Greenwich Street, New York, New York 10013.

Twenty ADSs represent the right to receive, and to exercise the beneficial ownership interests in, one common share that is on deposit with the depositary bank and/or custodian. ADSs also represent the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADSs, but that have not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank, and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian, or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the ADSs. The depositary bank, the custodian, and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any American Depositary Receipts (“ADR”) that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder, you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary bank, the custodian, us, nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the common shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”).

The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes, and expenses.

Distribution of shares

Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes, and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary bank;

•	it is not reasonably practicable to distribute the rights; or

•	any rights made available are not exercised and appear to be about to lapse.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Korea would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, common shares, or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we request that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes affecting common shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs, and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs, and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon deposit of common shares

After the completion of the offering, the common shares that are being offered for sale pursuant to the prospectus will be deposited by us and by the selling shareholder with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offering, the depositary bank may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Korean legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit the common shares.

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The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split-up of ADRs

As an ADR holder, you will be entitled to transfer, combine, or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of common shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and Korean legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

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Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes, and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the common shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of common shares may be adversely affected, and except as otherwise contemplated in the deposit agreement. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Amendments and termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest-bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes, and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the common shares represented by ADSs and to direct the depositary of such common shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of depository

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in the City of New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future, of any law or regulation, or by reason of any provision, present or future, of the Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war, or other circumstances beyond our control.

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We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the Articles of Incorporation or in any provisions of or governing the securities on deposit.

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We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right, or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank, and you as ADS holder.

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Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the holders and beneficial owners of ADSs have interests, and nothing in the deposit agreement obligates Citibank,

N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the holders of beneficial owners of ADSs, or to account for any payment received as part of those transactions.